Exhibit 99.1

True Religion Apparel Announces Financial Results

For Second Quarter 2010

•                  Q2 ‘10 net sales increased 14% year-over-year to $82.2 million

•                  In its largest segment, U.S. Consumer Direct, sales increased 47% versus Q2 ‘09

•                  Q2 ‘10 earnings per share were $0.30, including $0.12 of separation costs

•                  Q2 ‘10 adjusted earnings per share were $0.42 versus EPS of $0.45 in Q2 ‘09

VERNON, California — August 3, 2010—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the three and six months ended June 30, 2010.

Second Quarter 2010 Financial Results

•                  Total net sales were $82.2 million, an increase of 14.0% as compared to $72.1 million in the second quarter of 2009.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 47.2% to $41.5 million as compared to $28.2 million in the prior year period. Second quarter same-store sales for the 56 stores open at least 12 months increased 6.7%. The Company operated 81 branded stores as of June 30, 2010, compared to 59 as of June 30, 2009. The U.S. Consumer Direct segment’s net sales equaled 50.5% of the Company’s total net sales in the second quarter of 2010.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $25.7 million, a 16.7% decrease as compared to $30.8 million in the prior year period. The Company’s sales to full-price accounts decreased 13.3%, which exceeded our plan. Net sales to Majors were below plan, but the boutiques channel achieved increased net sales for the first time in nine quarters. Also, the Company’s net sales to the off-price channel decreased by $2.3 million, or 24.7% which is consistent with our 2010 business plan.

•                  Net sales for the Company’s International segment increased 14.1% to $13.8 million as compared to $12.1 million in the prior year period.

•                  Net sales included $1.2 million of licensing revenue as compared to $1.0 million in the same period last year.

•                  Gross profit was $52.7 million, or 64.1% of net sales, compared to $44.8 million, or 62.1% of net sales, in the second quarter of 2009. The overall improvement in gross margin was primarily due to the ongoing sales mix shift toward the Company’s higher-margin U.S. Consumer Direct segment.

•                  Selling, general and administrative (“SG&A”) expense increased 51.5% to $40.7 million as compared to $26.9 million in the prior year period. As a percentage of net sales, SG&A increased to 49.5% from 37.3% in the same period a year ago. The majority of the year-over-year growth in SG&A expenses was driven by the costs associated with operating 22 additional stores in the second quarter of 2010 as compared to the same period in 2009, as well as $4.5 million ($2.9 million net of income tax or $0.12 per diluted share) of separation costs. In addition, SG&A expenses for the Company’s U.S. Wholesale and International segments increased primarily due to additional spending to support company-wide growth plans, including opening the Company’s first international full-price retail stores in Tokyo and London. SG&A excluding the separation costs would have been $36.2 million, or 44.0% of net sales.

•                  Operating income decreased 33.2% to $12.0 million as compared to $17.9 million in the prior year period. Operating income was 14.6% of net sales in Q2 2010 versus 24.9% in Q2 2009. The U.S. Consumer Direct segment’s operating margin increased by 70 basis points due to greater leverage from the same-store sales increase. Operating margins were primarily impacted by costs associated with the former president’s separation agreement, as well as the U. S. Wholesale sales decrease and other spending to support company-wide growth plans. Operating income excluding the separation costs would have been $16.5 million or 20.1% of net sales.

•                  The effective tax rate for the quarter was 37.1% as compared to 38.8% in the second quarter of 2009.

•                  Net income decreased 31.4% to $7.5 million, or $0.30 per diluted share based on weighted average shares outstanding of 24.7 million, as compared to $11.0 million, or $0.45 per diluted share based on weighted average shares outstanding of 24.1 million in the 2009 second quarter. Net income excluding separation costs would have been $10.4 million, or $0.42 per diluted share for the second quarter 2010.

Management Comments

“We continued the positive sales momentum of the beginning of the year into the second quarter. Our U.S. Consumer Direct segment achieved same-store sales growth of 6.7%, which improved operating margins for that business. And, our overall top line growth reflects the strength of our global lifestyle brand both domestically and internationally,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc. “During the quarter we continued to invest in the growth of our international businesses by opening full-price stores in Tokyo and London and establishing a joint venture in a key part of Europe, which was finalized last month.  I am pleased with the progress of our international expansion efforts so far in 2010.”

Year-to-date 2010 Financial Results

•                  Total net sales were $160.1 million, an increase of 17.9% as compared to $135.7 million in the six months ended June 30, 2009. Net sales for the Company’s U.S. Consumer Direct segment increased 56.6% to $80.3 million, and same-store sales increased 11.9%. Net sales for the Company’s U.S. Wholesale segment totaled $49.8 million, a 16.6% decrease as compared to the prior year period, and net sales for the Company’s International segment increased 18.3% year-over-year to $27.5 million. Net sales included $2.4 million of licensing revenue as compared to $1.5 million in the same period last year.

•                  Operating income decreased 18.3% to $25.3 million as compared to $31.0 million in the prior year period, primarily because of the $4.5 million separation costs incurred in the second quarter of 2010. Operating income was 15.8% of net sales in the first six months of 2010 versus 22.8% in the prior year period.  The 2010 year to date operating margin excluding the separation costs is 18.7%.

•                  Net income decreased 14.4% to $15.9 million, or $0.64 per diluted share based on weighted average shares outstanding of 24.8 million, as compared to $18.6 million, or $0.77 per diluted share based on weighted average shares outstanding of 24.1 million in the prior year period. Net income excluding the separation costs would have been $18.8 million, or $0.76 per diluted share for the first six months of 2010.

Balance Sheet and Liquidity

As of June 30, 2010, the Company had $121.0 million of cash and cash equivalents as compared to $105.5 million as of December 31, 2009. The Company also ended the quarter with no long-term borrowings. As compared to June 30, 2009, inventory increased by $8.6 million to $39.9 million, a 27.6% increase; the additional inventory supports the Company’s 22 branded retail stores opened since June 30, 2009 and additional warehouse inventory to support faster and better replenishment to retail stores.  Retail inventory per square foot decreased 4% from June 30, 2009 to June 30, 2010.

Net cash provided by operating activities during Q2 2010 was $26.3 million compared to $30.1 million in the prior year. In the first six months of 2010, the Company paid more income tax than the first six months of 2009, which contributed to this reduction in net operating cash flows.

Store Openings

During the 2010 second quarter, True Religion Apparel opened five stores in the US, bringing its total store US count at June 30, 2010, to 81 stores, compared to 59 stores at June 30, 2009.  The Company opened its first international full price retail stores in May 2010 in Tokyo, Japan and London, England.  The Company anticipates opening 12 additional retail stores in 2010, including a full-price store in Toronto, Canada.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering account: 3055 and conference identification: 354153. Please note participants must enter both the account and Conference identification numbers in order to access the replay.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jean-related sportswear brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

Q2 2010 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Increase/			% Increase/
	2010	2009	Decrease	2010	2009	Decrease
Net sales:
U.S. Consumer Direct	$41,543	$28,220	47.2%	$80,318	$51,281	56.6%
U.S. Wholesale	25,658	30,785	(16.7)%	49,810	59,709	(16.6)%
International	13,767	12,068	14.1%	27,549	23,287	18.3%
Other	1,216	1,043	16.6%	2,379	1,463	62.6%
Total net sales	$82,184	$72,116	14.0%	$160,056	$135,740	17.9%

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
U.S. Consumer Direct	$30,507	73.4%	$20,710	73.4%	$58,989	73.4%	$37,800	73.7%
U.S. Wholesale	13,500	52.6%	16,328	53.0%	26,330	52.9%	31,463	52.7%
International	7,451	54.1%	6,719	55.7%	14,951	54.3%	12,793	54.9%
Other	1,216	100.0%	1,043	100.0%	2,379	100.0%	1,463	100.0%
Total gross profit	$52,674	64.1%	$44,800	62.1%	$102,649	64.1%	$83,519	61.5%

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
U.S. Consumer Direct	$13,688	32.9%	$9,088	32.2%	$26,218	32.6%	$16,101	31.4%
U.S. Wholesale	3,773	14.7%	8,376	27.2%	6,253	12.6%	15,244	25.5%
International	4,292	31.2%	5,829	48.3%	9,012	32.7%	10,981	47.2%
Other	(9,771)	NM	(5,360)	NM	(16,154)	NM	(11,340)	NM
Total operating income	$11,982	14.6%	$17,933	24.9%	$25,329	15.8%	$30,986	22.8%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our forecasted store openings for 2010 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations.  These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$82,184	$72,116	$160,056	$135,740
Cost of sales	29,510	27,316	57,407	52,221
Gross profit	52,674	44,800	102,649	83,519

Selling, general and administrative expenses	40,692	26,867	77,320	52,533

Operating income	11,982	17,933	25,329	30,986

Interest expense (income), net	3	(21)	(20)	(39)

Income before provision for income taxes	11,979	17,954	25,349	31,025
Provision for income taxes	4,446	6,967	9,420	12,413
Net income	$7,533	$10,987	$15,929	$18,612

Earnings per share:
Basic	$0.31	$0.46	$0.65	$0.78
Diluted	$0.30	$0.45	$0.64	$0.77

Weighted average shares outstanding:
Basic	24,550	24,021	24,402	23,937
Diluted	24,742	24,149	24,809	24,085

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$120,996	$105,531
Short-term investments	1,850	4,948
Accounts receivable, net of allowances	23,884	27,217
Inventory	39,905	34,502
Deferred income tax assets	7,018	8,753
Prepaid income taxes	6,307	—
Prepaid expenses and other current assets	6,733	7,000
Total current assets	206,693	187,951
Property and equipment, net	43,224	39,693
Other assets	2,778	2,162
TOTAL ASSETS	$252,695	$229,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$14,588	$11,717
Accrued salaries, wages and benefits	9,034	8,843
Income taxes payable	—	826
Total current liabilities	23,622	21,386
Long-Term Liabilities:
Long-term deferred rent	9,747	7,851
Long-term deferred income tax liabilities	1,784	2,715
Total long-term liabilities	11,531	10,566
Total liabilities	35,153	31,952

Stockholders' Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,482 and 25,250 issued and outstanding, respectively	3	3
Additional paid-in capital	62,958	49,840
Retained earnings	154,194	147,809
Accumulated other comprehensive income, net	387	202
Total stockholders' equity	217,542	197,854

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$252,695	$229,806

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,929	$18,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,538	2,636
Provision for bad debts	211	118
Stock-based compensation	9,090	5,627
Tax benefit from stock-based compensation	4,027	81
Excess tax benefit from stock-based compensation	(4,027)	(81)
Deferred income taxes	807	1,252
Other	(454)	105
Changes in operating assets and liabilities:
Accounts receivable	3,147	6,828
Inventory	(5,310)	(5,536)
Prepaid expenses and other current assets	286	(1,968)
Accounts payable and accrued expenses	3,074	4,932
Accrued salaries, wages and benefits	192	(1,926)
Prepaid income taxes and income taxes payable	(7,132)	(2,549)
Long-term deferred rent	1,901	1,989
Net cash provided by operating activities	26,279	30,120

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,375)	(10,644)
Sales of investments	3,100	4,875
Expenditures to establish trademarks	(98)	(63)
Net cash used in investing activities	(5,373)	(5,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(9,544)	(2,844)
Excess tax benefit from stock-based compensation	4,027	81
Net cash used in financing activities	(5,517)	(2,763)

Effect of exchange rate changes in cash	76	19

Net increase in cash and cash equivalents	15,465	21,544
Cash and cash equivalents, beginning of period	105,531	57,245
Cash and cash equivalents, end of period	$120,996	$78,789

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Three Months Ended
	June 30, 2010
	Selling, general			Diluted
	& administrative	Operating	Net	earnings
	expenses	income	income	per share
As reported (GAAP)	$40,692	$11,982	$7,533	$0.30
Separation costs (a)	(4,527)	4,527	2,877	0.12
As adjusted (b)	$36,165	$16,509	$10,410	$0.42

	Six Months Ended
	June 30, 2010
	Selling, general			Diluted
	& administrative	Operating	Net	earnings
	expenses	income	income	per share
As reported (GAAP)	$77,320	$25,329	$15,929	$0.64
Separation costs (a)	(4,527)	4,527	2,877	0.12
As adjusted (b)	$72,793	$29,856	$18,806	$0.76

(a)          Separation costs associated with the termination of the Company’s former president.

(b)         In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present Selling, general & administrative expenses, Operating income, Net income, and Earnings per diluted share excluding the adjustment discussed above. This adjustment, which the Company does not believe to be indicative of on-going business trends, is excluded from these calculations.  The Company believe this adjustment provides a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200